UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2008

INTERNATIONAL POWER GROUP, LTD.
(Exact name of registrant as specified in its charter)

Delaware	000-51449	20-1686022
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

950 Celebration Blvd., Suite A, Celebration, FL.	34747
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone number including area code: (407) 566-0318

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers

(a) Appointment of Principal Officers

The Registrant has appointed John Benvengo as its President and Chief Operating Officer effective May 12, 2008,

    Mr. Benvengo will be paid $75,000 per year.

    Mr. Benvengo previously served as General Manager/Sales Manager for RSF Recycling, where he oversaw the Florida operations for the company, including overseeing new recycling accounts, trucking operations and monthly safety meetings. Prior to RSF Recycling, beginning in 2000, Mr. Benvengo was General Manger of BFI/Allied Waste where he oversaw movement of approximately 3,000 tons of MSW dumped daily and transported to out of town landfills. He was responsible for the hauling division at BFI/Allied Waste.

    Mr. Benvengo received his business degree from Empire State College at Old Westbury.

    There are no family relationships between Mr. Benvengo and any other executive officers or directors of IPWG. In connection with his appointment as President and Chief Operating Officer, Mr. Benvengo was granted 1,000,000 restricted shares of IPWG’s common stock.

    Other than the granted shares, there have been no transactions during IPWG’s last two fiscal years, or any currently proposed transaction, or series of similar transactions, to which IPWG was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Benvengo had or will have a direct or indirect material interest.

Item 8.01

Other Events (Issuances of Press Release)

    A press release in regard to the above was issued on May 5, 2008, is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01

 Financial Statements and Exhibits.

(b)  Exhibits.

The following exhibits are furnished as part of this Report:

Exhibit Number	Description
99.1	Press Release dated May 5, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL POWER GROUP, LTD.

Date: May 6, 2008	By: /s/ Peter Toscano
Peter Toscano
Chairman